SCHEDULE 14A

INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Act of 1934

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The Fairchild Corporation

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THE FAIRCHILD CORPORATION

1750 Tysons Boulevard

Suite 1400

McLean, VA 22102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

FOR FISCAL YEARS 2006 AND 2007

Date:	Tuesday, May 13, 2008

Time:	10:00 a.m.

Place:	Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005

Matters to be voted on:

1.	Election of nine directors.

2	Any other matters properly brought before the shareholders at the meeting.

By Order of the Board of Directors

Donald E. Miller
Executive Vice President & Secretary

April 11, 2008

PROXY STATEMENT

Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the annual meeting and was prepared by the Company’s management for the Board of Directors. This proxy statement was first mailed to shareholders on or about April 11, 2008.

This solicitation is being made by the management and the Board of Directors of The Fairchild Corporation (or, the Company) in connection with the Company’s combined Fiscal Year 2006 and 2007 Annual Meeting of Shareholders.

Included along with this Proxy Statement are the Company’s Annual Reports for Fiscal Years 2006 and 2007. The Company needed to restate the Company’s consolidated financial statements as explained in the Fiscal Year 2006 Annual Report under the heading “Item 1, Business, Explanatory Note About This Report.” There was therefore a delay in completing the Company’s consolidated financial statements for the fiscal year ended September 30, 2006 and for the first three quarters of the fiscal year ended September 30, 2007. There were also delays on the auditors’ reports on these periods. The Company had to postpone its Fiscal Year 2006 annual shareholders’ meeting to fulfill its financial reporting obligations. Accordingly, the meeting for which this solicitation is being made has been called as a combined Fiscal Year 2006 and 2007 Annual Meeting of Shareholders.

GENERAL INFORMATION ABOUT VOTING

Who can vote?

Only shareholders of record holding Class A common stock or Class B common stock as of the close of business on April 3, 2008, will be entitled to receive notice of the annual meeting and to vote at the meeting.

On April 3, 2008, there were 22,604,835 shares of Class A common stock and 2,621,338 shares of Class B common stock outstanding and eligible to vote. Shares of common stock owned by the Company or any subsidiary are not entitled to vote, and are not included in the number of outstanding shares. Class A shares are entitled to one vote per share; Class B shares are entitled to 10 votes per share.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card, but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote “FOR” each of the seven director nominees.

How do participants in our savings plan vote these shares?

If you are a participant in our savings plan, the proxy card also will serve as a voting instruction for the trustee of the plan, Mercer HR Services, to vote all shares of Class A common stock which are held by the trustee for your benefit. The shares represented by your proxy will be voted as you direct. The trustee will hold your voting directions in strict confidence. If you do not vote your proxy, shares held by the trustee for your benefit will be voted by the trustee in the same proportion as the shares properly voted by other participants in the savings plan.

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters we now know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares as they see fit.

May I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you may change your vote either by giving the Company’s secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

May I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you may attend the annual meeting and vote your shares in person.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

How are votes counted?

We will hold the annual meeting if holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed in the proxy card.

If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares (so-called “broker nonvotes”), the nominee can vote them as it sees fit only on matters that the New York Stock Exchange determines to be routine, and not on any other proposal. Broker nonvotes will be counted as present to determine if a quorum exists, but will not be counted as present and entitled to vote on any nonroutine proposal.

Who pays for this proxy solicitation?

We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this. The Company will also reimburse brokerage houses and others forwarding proxy materials to beneficial owners of stock. The Company has not included the costs of solicitation in this Proxy Statement since such costs are not expected to exceed the amount normally expended for a solicitation for an election of directors in the absence of a contest.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

An entire board of directors, consisting of nine members, will be elected at the annual meeting. The directors elected will hold office until their successors are elected, which should occur at the next annual meeting. We recommend a vote “FOR” the nominees presented below.

Vote Required. The nine nominees receiving the highest number of votes will be elected. Votes withheld for a nominee will not be counted.

Nominations. At the annual meeting, we will nominate the persons named in this proxy statement as directors. Although we do not know of any reason why one of these nominees might not be able to serve, the Board of Directors will propose a substitute nominee if any nominee is not available for election.

DIRECTORS STANDING FOR ELECTION

All of the nominees are currently directors of the Company. Each has agreed to be named in this proxy statement and to serve as a director if elected. All nominees have been designated as “Continuing Directors” as defined in the Company’s Certificate of Incorporation. Ages are stated as of December 31, 2007.

Name	Age	Position
Didier Choix	50	Director
Robert E. Edwards	59	Director
Andrea Goren	40	Director
Daniel Lebard	68	Director
Glenn Myles	52	Director
Philip S. Sassower	68	Director
Eric I. Steiner	45	President, Chief Operating Officer and Director
Jeffrey J. Steiner	70	Chairman of the Board and Chief Executive Officer
Michael J. Vantusko	50	Director

Didier Choix. Director since 2006. Member and President of DDA & Company, LLC, a corporate finance advisory boutique with offices in New York, New York, and Paris, France, Mr. Choix has been advising small and mid-cap companies contemplating acquisitions or divestitures, mainly in a cross-border environment: 1997 to present. In addition, from 2002 to 2004, Mr. Choix was President of the Executive Board (“Directoire”) of Basaltes SA (Paris, France), the largest French independent producer of aggregates.

Robert E. Edwards. Director since 1998. Executive Vice President of Fairchild Fasteners: March 1998 to January 2001. Chief Operating Officer of Fairchild Fasteners U.S. Operations: January 2000 to January 2001. Chief Executive Officer of Fairchild Fasteners Direct: March 1998 to December 1999. President and Chief Executive Officer of Edwards and Lock Management Corporation (predecessor of Fairchild Fasteners Direct): 1983 to 1998. Pursuant to the merger agreement by which the Company acquired Fairchild Fasteners Direct, Mr. Edwards is to be nominated for election as a director every year as long as he continues to own at least 541,258 shares of Class A common stock.

Andrea Goren. Director since 2008. Mr. Goren is a Managing Director of SG Phoenix LLC, a private equity firm, has served in that capacity since May 2003, and has been associated with Phoenix Enterprises LLC since January 2003. Prior to that, Mr. Goren served as Vice President of Shamrock International, Ltd., a private equity firm, from June 1999 to December 2002. Mr. Goren has been a member of the Board of Directors of Xplore Technologies Corp. since December 2004.

Daniel Lebard. Director since 1996. Chairman of Supervisory Board of Daniel Lebard Management Development SA, a consulting firm in Paris, France, which performs management services: 1982 to Present. Chief Executive Officer of ISPG and Executive Chairman of Albright & Wilson plc (manufacturer of added value phosphate products): 1999. Member of Board and Audit Committee of Compagnie Lebon, Paris, France, a public investment company with interests in real estate and hotels: 2007 to present.

Glenn Myles. Director since 2006. President and CEO of First Wall Street Capital International, an investment banking firm: November 1999 to present. In connection with these positions, Mr. Myles has held various ownership positions in diverse businesses such as retail, auto parts, finance, shopping centers, hotels, oil drilling, music businesses and movie production companies. Mr. Myles also served as Senior Vice-President of the Davis Companies, the holding company of Marvin Davis: 1995-2000.

Philip S. Sassower. Director since 2008. Mr. Sassower has served as the Chief Executive Officer of Xplore Technologies Corp. since February 2006, and has been Chairman of the Board of Xplore since December 2004. Mr. Sassower is also the Chief Executive Officer of SG Phoenix LLC, a private equity firm, and has served in that capacity since May 2003. Mr. Sassower has also been Chief Executive Officer of Phoenix Enterprises LLC, a private equity firm, and has served in that capacity since 1996. Mr. Sassower served as Chairman of the Board of Communication Intelligence Corp., an electronic signature solution provider, from 1998 to 2002, and Chairman of the Board of Newpark Resources, Inc., an environmental services company, from 1987 to 1996.

Dr. Eric I. Steiner. Director since 1988. President of the Company: September 1998 to Present. Chief Operating Officer of the Company: November 1996 to Present. Executive Vice President of the Company: November 1996 to September 1998. Senior Vice President, Operations of the Company: May 1992 to November 1996. Dr. Steiner is a Director of Aqua Bounty Technologies, Inc. (ABTX), a U.S. company traded on the AIM exchange in the United Kingdom. The Company has an investment in Aqua Bounty. Dr. Steiner is the son of Jeffrey J. Steiner.

Jeffrey J. Steiner. Director since 1985. Chairman of the Board and Chief Executive Officer of the Company: December 1985 to Present. President of the Company: July 1991 to September 1998. Director of Global Sources Ltd.

Michael J. Vantusko. Director since 2006. President of Grantwood Consulting, LLC, a financial advisory and consulting firm: February 2000 to present. Chief Financial Officer and Senior Vice President of Waterlink, Inc. (NYSE: WLK), an international equipment consolidator: 1996 to 2000. Chief Financial Officer for Waxman Industries, Inc. (NYSE: WAX), a products distributor: 1995 to 1996.

Legal Proceedings Involving Jeffrey Steiner: Over the past several years, we have disclosed certain legal proceedings in France involving Mr. Jeffrey Steiner, Chairman and Chief Executive Officer of the Company. This matter is closed and all of the charges against Mr. Steiner, which resulted from these proceedings, were dismissed except for one, relating to the unjustified use in 1990 of corporate funds of Elf-Acquitaine, a French oil company. Mr. Steiner was given a suspended sentence and ordered to pay a fine of 500,000 Euros by the French Court. This decision has resulted in no penal record in France. The Company and Mr. Steiner’s respective rights and obligations with respect to each other as a result of his defense in these proceedings were resolved in connection with the Derivative Settlement referred to below.

Derivative Shareholder Actions: Two actions, styled Noto v. Steiner, et al., and Barbonel v. Steiner, et al., were commenced on November 18, 2004, and November 23, 2004, respectively, in the Court of Chancery of the State of Delaware in and for Newcastle County, Delaware. The plaintiffs alleged that each is or was a shareholder of The Fairchild Corporation and purported to bring actions derivatively on behalf of the Company, claiming, among other things, that Fairchild executive officers received excessive pay and perquisites, and that the Company’s directors approved such excessive pay and perquisites in violation of their fiduciary duties to the Company. The complaints named as defendants all of the Company’s directors, its Chairman and Chief Executive Officer, its President and Chief Operating Officer, its then Chief Financial Officer, and its General Counsel. On October 24, 2005, a copy of a “Notice of Hearing and Proposed Supplemental Settlement of The Fairchild Corporation Stockholder Derivative Litigation” (the “Derivative Settlement”) was mailed to all shareholders and was filed with the SEC on a Form 8-K report. On November 23, 2005, the Court of Chancery approved the Derivative Settlement, which approval became final on December 23, 2005. The Derivative Settlement is further discussed below under “Certain Transactions” and under “Corporate Governance Matters.”

Class Action Litigation: In early August 2006, three lawsuits were filed in the Delaware Court of Chancery, purportedly on behalf of the public stockholders of the Company, regarding a going private proposal by FA Holdings I, LLC, a limited liability company led by Jeffrey Steiner and Philip Sassower, Chairman of The Phoenix Group LLC. The defendants named in these actions included Jeffrey Steiner, Eric Steiner, Robert Edwards, Daniel Lebard, Michael Vantusko, Didier Choix, Glenn Myles, FA Holdings I, LLC and the Company. The allegations in each of the complaints, which were substantially similar, asserted that the individual defendants had breached their fiduciary duties to the Company’s stockholders and that the FA Holdings offer of $2.73 for each share of the Company’s stock was inadequate and unfair. The suits sought injunctive relief, rescission of any transaction, damages, costs and attorneys’ fees. On September 21, 2006, the Company announced that FA Holdings I, LLC had withdrawn its proposal, and on December 5, 2006, that discussions with FA Holdings regarding a potential transaction had been terminated. On March 2, 2007, plaintiffs filed a stipulation with the Delaware Court of Chancery seeking to dismiss the consolidated action, and on March 6, 2007, the Delaware Court of Chancery so ordered.

Director Independence: Except for Eric Steiner and Jeffrey Steiner, all director nominees are “independent” as defined in the listing standards of the New York Stock Exchange, applicable Securities and Exchange Commission Rules, and the Company’s Corporate Governance Guidelines.

Two New Independent Directors Elected: Pursuant to the Derivative Settlement, the Board of Directors of the Company elected two new independent directors as soon as practicable. Pursuant to the Derivative Settlement, Jeffrey Steiner and Eric Steiner (on behalf of themselves and their affiliates) agreed that they would not take actions as stockholders to remove any such independent directors prior to the Company’s 2007 annual meeting of stockholders. In addition, the Board elected a third independent director to replace an outgoing director.

Two Additional Independent Directors Elected in 2008: In January, 2008, the Board elected two additional independent directors, Andrea Goren and Philip S. Sassower. Their biographies are listed among the other directors above, all in alphabetical order.

MEETINGS OF THE BOARD OF DIRECTORS

During the 2006 Fiscal Year, the Board held five meetings and acted eleven times by unanimous written consent. During the 2007 Fiscal Year, the Board held three meetings and acted seven times by unanimous written consent.

No incumbent director attended less than seventy-five percent (75%) of the meetings of the Board or of the aggregate number of meetings of committees on which he served which were held during the period in which he served, except Mr. Jeffrey Steiner, who participated in two of the three Board meetings held in Fiscal Year 2007.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has five standing committees and a sixth standing committee which did not act during Fiscal Years 2006 or 2007; the Board also has had one special committee to evaluate the “going private” negotiations, which disbanded effective December 12, 2006, and a second special committee which developed the response to a tender offer for shares of the Company’s Class A Common Stock. The following chart describes the function and membership of each standing committee and the special committees and the number of times each met during the 2006 and 2007 Fiscal Years:

Audit Committee

(FY 2006 – held 6 meetings;

FY 2007—held 6 meetings and acted once by written consent)

Function		Members
•	Responsible for the appointment, compensation and oversight of the Company’s outside auditors and resolution of disagreements, if any, between outside auditors and management.	Michael J. Vantusko (Chairman) (appointed 7/19/2006)

•	Receives and responds to complaints (which may be submitted confidentially or anonymously) regarding accounting, internal account control or auditing matters.	Didier Choix (appointed 7/19/2006)

•	Examines and considers (and, where appropriate, pre-approves) matters relating to the internal and external audits of the Company’s accounts and its financial affairs.	Robert E. Edwards (appointed 3/8/2006)

•	Selects the Company’s independent auditors.	Daniel Lebard (appointed 3/8/2006)

•	Reviews the Company’s auditing, financial reporting and internal control functions.	Steven L. Gerard resigned from the Board on 7/13/2006.

The Audit Committee has been established in accordance with Section 10A(m) of the Exchange Act which (among other things) requires companies to establish a committee of board members for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company.

Financial Expert: The Board of Directors has determined that Michael J. Vantusko, a member of the Audit Committee, is a “financial expert” as defined in Securities and Exchange Commission Rules. Such determination was based, in part, on the following qualifications:

•	He has served since February 2000 as President of Grantwood Consulting, LLC, a financial advisory and consulting firm, and of Grantwood Capital, LLC, a private equity investing firm.

•

He served from 1996 to 2000 as Chief Financial Officer & Senior Vice President of Waterlink, Inc. (NYSE: WLK), an international equipment consolidator, and from 1995 to 1996 as Chief Financial Officer of Waxman Industries, Inc. (NYSE: WAX), a products distributor.

•	He also served The Fairchild Corporation in a variety of roles, including Vice President and Chief Financial Officer of a former $300 million division of the Company, between 1979 and 1994.

•	He is a Certified Public Accountant.

Committee Independence: The Board of Directors has determined that all members of the Audit Committee are “independent” as defined in the listing standards of the New York Stock Exchange, applicable Securities and Exchange Commission Rules, and the Company’s Corporate Governance Guidelines. No Audit Committee member currently sits on more than two other public companies’ audit committees.

Committee Charter: The Board has adopted a written charter for the Audit Committee, which sets forth in more detail the Committee’s functions and responsibilities. The charter was adopted and restated as of January 31 2005. A copy of the charter was attached as Appendix B to the Fiscal Year 2005 Proxy Statement of the Company. The charter is also posted on the Company’s website (www.fairchild.com). A copy may be obtained upon request from the Company’s Corporate Secretary.

Compensation and Stock Option Committee

(FY06—held 1 meeting and acted 2 times by written consent;

FY07—held 2 meetings and acted 2 times by written consent)

Function		Members
•	Initial responsibility for all compensation actions affecting the Company’s officers, including base salaries, bonus awards, stock option awards and the terms and conditions of their employment.	Daniel Lebard (Chairman) (appointed member 11/21/96 and chair on 7-11-02)

•	Administers the Company’s stock option plan.	Robert Edwards (appointed 12/23/2005)

Michael J. Vantusko (appointed 7/19/2006)

Steven L. Gerard resigned from the Board on 7/13/2006.

Committee Independence: The Board of Directors has determined that all members of the Compensation and Stock Option Committee are “independent” as defined in the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

Committee Charter: The Board has adopted a written charter for the Compensation Committee which sets forth in more detail the Committee’s functions and responsibilities. The charter is posted on the Company’s website (www.fairchild.com). A copy may also be obtained upon request from the Company’s Corporate Secretary.

Narrative Description of Processes and Procedures: The Board has granted the Compensation Committee authority to determine executive and director compensation, including the power to delegate any of its responsibilities to subcommittees composed entirely of independent directors. The Compensation Committee has the authority to retain a compensation consultant to assist in the evaluation of director, Chief Executive Officer or senior executive compensation and sole authority to retain and terminate any such consulting firm, including sole authority to approve the firm’s fees and other retention terms. In Fiscal Years 2006 and 2007, the Compensation Committee engaged Hewitt Associates LLC to serve as an independent consultant to review the compensation of the Company’s senior executives and, where appropriate, recommend to the Compensation Committee changes to such senior executives’ compensation based on comparable arrangements for similarly situated senior executives in comparable companies in similar circumstances and facing comparable challenges.

Executive Committee

(Did not act in either FY 06 or FY07;

ceased to exist during period March 8, 2006 to December 12, 2006; members were re-appointed

December 12, 2006)

Function		Members
•	May consider pertinent matters and exercise all powers of the Board, which by law it may exercise when the Board is not in session. Pursuant to the Derivative Settlement: (i) the Executive Committee shall consist of four members, three of whom shall not be officers of the Company, and (ii) the vote of three-fourths of the members is required to approve any action by the Committee.	Eric I. Steiner (12/12/06)
Didier Choix (12/12/06)
Glenn Myles (12/12/06)
Michael J. Vantusko (Chairman)
(appointed 12/12/06)

Corporate Ethics and Compliance Committee

(FY06—held 1 meeting; FY07—held no meetings)

Function		Members
•	Oversees the Company’s ethics programs.	Robert E. Edwards (Chairman) (appointed 3/8/2006)
Daniel Lebard (appointed 3/8/2006)

Governance and Nominating Committee

(FY06—held 1 meeting; FY07—held one meeting)

Function		Members
•	Responsible for identifying individuals qualified to become Board members and recommending them to the full Board for consideration. This includes all potential candidates, whether initially recommended by management, other Board members, or shareholders of the Company. Considers and recommends to the Board candidates for election to the Board of Directors by the shareholders.	Daniel Lebard (appointed 10/8/04 and as Chairman on 3/8/2006) Didier Choix (appointed 7/19/2006) Michael J. Vantusko (appointed 7/19/2006) Steven L. Gerard resigned from the Board on 7/13/2006.
•	Makes recommendations to the Board regarding corporate governance matters and updates to the Corporate Governance Guidelines.

Committee Independence: The Board of Directors has determined that all members of the Governance and Nominating Committee are “independent” as defined in the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

Committee Charter: The Board has adopted a written charter for the Governance and Nominating Committee, which sets forth in more detail the Committee’s functions and responsibilities. The charter is posted on the Company’s website (www.fairchild.com). A copy may also be obtained upon request from the Company’s Corporate Secretary.

Oversight Committee

(FY06—held 1 meeting; FY07—held 3 meetings)

Pursuant to the terms of the Derivative Settlement, the Company established an Oversight Committee effective December 23, 2005. The members of the Oversight Committee are Robert Edwards (Chairman, appointed March 8, 2006), Daniel Lebard (appointed December 23, 2005), Didier Choix (appointed July 19, 2006), and Michael J. Vantusko (appointed July 19, 2006). Steven L. Gerard resigned from the Board and the Committee on July 13, 2006. The Committee is required to review and give prior approval for all transactions, compensation or other payments involving the Company and any executive officer or director of the Company. Regular compensation decisions within the authority of the Compensation Committee are excluded from matters that must be approved by the Oversight Committee. Pursuant to the Company’s bylaws, the members of the Oversight Committee (i) shall always consist of non-management directors; and (ii) any member of the Oversight Committee who is or believes himself to be conflicted with respect to any particular issue under consideration by the Oversight Committee shall excuse himself from consideration of the issue. Changes to the Oversight Committee bylaw can only be made pursuant to (i) a vote by a majority of the voting power of the outstanding Fairchild shares and a majority of the voting power of the outstanding shares held by Fairchild stockholders who are unaffiliated with Jeffrey Steiner, Eric Steiner or their respective associates; or (ii) pursuant to a vote by  3/4 of the entire Board.

The Board’s preliminary agendas for its meetings will be reviewed and approved in advance by the Chairman of the Oversight Committee, who may add additional matters for Board information or action.

Special Committee 1

(FY06—held 8 meetings; FY07—held 6 meetings; disbanded December 12, 2006)

The Board formed a Special Committee on February 3, 2006, consisting of Robert E. Edwards, Daniel Lebard (resigned from the committee effective July 13, 2006, prior to any meetings of the committee), Steven L. Gerard (initially the Chairman; resigned from the Board on July 13, 2006), Didier Choix (appointed July 19, 2006), and Michael Vantusko (appointed member and Chairman on July 19, 2006) to consider a proposal by FA Holdings I, LLC to take the Company private. FA Holdings I, LLC is a limited liability company managed by Jeffrey Steiner and Philip Sassower. The Company announced on September 21, 2006, that the proposal to take the Company private had been withdrawn, but that subsequent to the withdrawal of the proposal, the parties had further discussions and agreed to meet again. The role of the Special Committee has been evaluating and negotiating the proposal on behalf of the Company. All of the members of the Special Committee are “independent” as defined in the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. Prior to receiving the offer from FA Holdings, the Special Committee engaged the services of an independent counsel (Akin, Gump, Strauss, Hauer & Feld LLP) and an investment banker (Houlihan, Lokey, Howard & Zukin) to assist in evaluating any proposals to take the Company private that might be submitted. On December 5, 2006, the Company announced that discussions with FA Holdings regarding a potential transaction had been terminated, and on December 12, 2006 the Special Committee for consideration of the going private offer was disbanded.

Special Committee 2

(FY08—held 2 meetings)

The Board of Directors formed a second Special Committee on December 3, 2007 to consider the tender offer extended by Phoenix FA Holdings, LLC pursuant to a Tender Offer Statement filed with the SEC on November 19, 2007. This committee was comprised of Messrs. Choix, Edwards, Lebard, Myles, and Vantusko. The Special Committee met on December 3, 2007 and again on December 4, 2007 to approve the filing on December 4, 2007, of a Schedule 14D-9. The Board made no recommendation to the shareholders as to the position of the Board on the tender offer. This committee has not yet been disbanded.

DIRECTORS’ COMPENSATION

Board members who are not salaried employees of the Company receive separate compensation for Board service. That compensation was as follows in the most recent fiscal year:

DIRECTOR COMPENSATION

FY2007

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other ($)	Total ($)
Didier Choix	55,230	0	0	55,230
Robert E. Edwards	59,000	0	0	59,000
Daniel Lebard	46,000	0	0	46,000
Glenn Myles	31,730	0	0	31,730
Michael J. Vantusko	75,230	0	0	75,230

(1)	No options were awarded in FY 2007; however, previously awarded options are still held by the non-management directors as follows:

Didier Choix	30,000 @ $2.17	7,500 are vested

Robert E. Edwards	1,000 @ $3.49	1,000 are vested
	1,000 @ $2.46	1,000 are vested

Daniel Lebard	30,000 @ $2.35	30,000 are vested
	1,000 @ $5.11	1,000 are vested
	1,000 @ $3.49	1,000 are vested
	1,000 @ $2.46	1,000 are vested

Glen Myles	30,000 @ $2.17	7,500 are vested

Michael J. Vantusko	30,000 @ $2.17	7,500 are vested

Compensation for Directors who are not salaried employees of the Company is based on the following standard fees per committee membership and membership on the full Board, and on meetings of such committees and the full Board as described immediately below.

STANDARD FEES FOR DIRECTOR SERVICES

Annual Retainer:	$20,000

Attendance Fees:	$2,500 for each Board meeting.
$2,500 for each Audit Committee meeting.
$1,000 per meeting for all other Board Committee meetings.
Reimbursed travel expenses related to attendance at meetings.

Stock Options:	Under the 1996 Non-Employee Directors Stock Option Plan (the “1996 NED Plan”) each non-employee director was issued stock options for 30,000 shares at the time he or she was first elected as a director. Thereafter, each director was issued stock options for 1,000 shares on an annual basis (immediately after each Annual Meeting). The 1996 NED Plan expired in September 2006 and there is no current proposal to adopt a new stock option plan in its place. Outstanding options continue in full force and effect.

Special Committee 1:	$25,000 to each member, one time retainer
$30,000 to the Chairman, one time retainer
$1,000 attendance fee for each meeting (member)
$1,250 attendance fee for each meeting (Chairman)

Chairman of Audit Committee:	$10,000 a year.

REPORT OF THE AUDIT COMMITTEE

The following report does not constitute solicitation material and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless we state otherwise.

In accordance with a written charter adopted by the Company’s Board of Directors, the Audit Committee of the Company’s Board of Directors (the “Committee”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, including the quality and acceptability of the Company’s financial reporting processes and controls.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee regularly receives reports from the internal auditors and meets regularly with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles.

In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees).

In performing all of these functions, the Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

In reliance on the reviews and discussions noted above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the last fiscal year (ending on September 30, 2007) for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Michael J. Vantusko (Chairman)

Didier Choix

Robert E. Edwards

Daniel Lebard

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

The following report does not constitute solicitation material and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless we state otherwise.

The Compensation and Stock Option Committee is composed of at least three independent Directors. It has initial responsibility for all compensation actions affecting the Company’s executive officers, including base salaries, bonus awards, stock option awards and the terms and conditions of their employment.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by 17 CFR Section 229.402(b) of Securities Regulation S-K. Based upon this review and these discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis set forth in this report should be included in the proxy statement.

The Compensation Discussion and Analysis is set forth beginning on the next page.

Respectfully submitted by the members of the Compensation and Stock Option Committee of the Board of Directors.

Daniel Lebard, Chairman

Michael J. Vantusko

Robert E. Edwards

INFORMATION AS TO EXECUTIVE OFFICERS

Set forth below is certain information about each current executive officer of the Company who is not a director of the Company. Related party transactions between the Company and certain officers (or their immediate family members or affiliates) are set forth in this proxy statement under the heading “Certain Transactions.” Ages are stated as of December 31, 2007.

Klaus Esser, 55, has served as the Managing Director of PoloExpress since 1980. Fairchild acquired PoloExpress in November, 2003.

Michael L. McDonald, 43, has served as Chief Financial Officer of the Company since August 2006, as Senior Vice President since October 2006, as Vice President of the Company from May 2002 until October 2006 and as Controller of the Company from July 2000 to August 2006. He served as Assistant Controller from 1997 to July 2000. Mr. McDonald has been employed by the Company since 1989.

Donald E. Miller, 60, has served as Executive Vice President of the Company since September 1998, as General Counsel since January 1991, and as Corporate Secretary since January 1995. He served as Senior Vice President of the Company from January 1991 through September 1998.

Richard Nyren, 37, has served as Controller of the Company since September 2007, and from October 2006 through August 2007, as Assistant Controller of the Company. Between 2005 and 2006, he was Assistant Controller at Cybertrust Incorporated, and from 2004 to 2005, a Senior Analyst at the Center for Financial Research & Analysis. From 2002 to 2004, he attended the University of Maryland-College Park, where he earned a master’s degree in business administration. Mr. Nyren is a Certified Public Accountant.

Warren D. Persavich, 54, has served as President of the Company’s Aerospace Division since April 1999, and as Senior Vice President and Chief Operating Officer of Banner Aerospace, Inc. from May 1998 through September 2006. Prior to that, he served as Senior Vice President and Chief Financial Officer of Banner Aerospace from June 1990 through May 1998, and as Vice President of Banner Aerospace from March 1990 through June 1990.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives; What the Compensation Program Is Designed to Reward

The Compensation Committee’s goals are to:

•	Provide compensation competitive with other companies facing similar challenges.

•	Encourage executives to increase profitability and shareholder value.

•	Promote the success of business units of the Company.

•	Directly relate compensation to Company performance and/or the objective value of individual service.

Elements of Executive Officer Compensation: Base Salary and Annual Incentive Bonus

Cash compensation consists of two components: (i) a base salary that is at least competitive with that paid by companies facing similar challenges, and (ii) an annual incentive opportunity that is variable and is reflective of the financial performance of the Company and/or the individual performance of the executive officer. When high levels of performance are achieved, the level of cash compensation may well exceed the median of the market. Conversely, when the Company, business unit, or the individual falls short of realizable goals, the level of cash compensation may be below the market median.

The objective of this mix is to deliver total annual cash compensation competitive with compensation offered at other companies facing similar challenges for similar positions. In FY 2006 and FY 2007, no non-cash compensation was awarded to executive officers.

Why the Company Chooses to Pay Each Element: Mix Between Salary and Annual Incentive Pay

The mix between salary and annual incentive pay is related to an executive’s job grade. Executives at higher grade levels in the Company may have a greater percentage of their total cash compensation contingent on the accomplishment of assigned business objectives, i.e. the higher the executive grade level, the greater the proportion of annual compensation that may be “at risk.” The Settlement Agreement has resulted in the compensation for J. Steiner and E Steiner being fixed, however, pending renegotiation with the Compensation Committee.

The award and size of the performance bonus are based upon: (i) the executive officer’s performance against goals determined by the Company’s Chief Executive Officer; and/or (ii) the performance of the executive officer’s unit within the Company against that unit’s goals; or (iii) the performance of the Company against Company goals. Goals vary from year to year and from unit to unit and, with regard to individual goals of executive officers, usually include both quantitative and qualitative factors.

The Compensation Committee engaged Hewitt Associates LLC to serve as an independent consultant to review the compensation of the Company’s senior executives and, where appropriate, recommend to the Compensation Committee changes to such senior executives’ compensation based on comparable arrangements for similarly situated senior executives in comparable companies in similar circumstances and facing comparable challenges.

How the Company Determines the Amounts of Each Element to Pay

The Company manages the total cash compensation to provide median levels of cash compensation at average levels of corporate, business unit, or individual performance. The Compensation Committee considers the past compensation of each executive officer in determining the amount of each element of future pay.

For two named executive officers, Messrs. Esser and Persavich, contractual provisions govern their compensation, as described below under the heading “Employment Agreements and Change of Control Arrangements.” For Messrs. J. Steiner and E. Steiner, the Settlement Agreement limits their compensation. There is no set formula or written contract for determining the amounts of payments to Mr. McDonald or Mr. Miller.

How the Company Decides How Each Compensation Element Fits into the Overall Compensation Objectives and Affects Decisions Regarding Other Elements

The higher proportion of contingent cash compensation, in the form of bonuses, for higher job-grade executives, is consistent with the Company’s desire to reward excellence, maintain compensation at competitive levels in relation to other companies, and ultimately to increase shareholder value.

Long-term and Short-term Compensation

The Committee is currently keeping the formula for the Retirement Plan unchanged. All benefits under the Supplementary Executive Retirement Plan (SERP) have been frozen and there is no plan to adopt another SERP. No proposals regarding long-term compensation are currently under consideration.

Cash and Non-cash Compensation

Compensation decisions are currently made solely with regard to short-term cash compensation. No stock options were granted to executive officers during the 2006 or 2007 Fiscal Years. Bonuses and other cash and non-cash compensation are determined based on a combination of job grade, where a higher job grade makes more income at risk, and individual performance, which is measured in terms of success of an executive officer within assigned areas of responsibility, and employment contracts.

Timing of Compensation Awards

Awards of compensation are currently made after the end of each fiscal year, and upon promotions of officers. Since all of the compensation is currently made in cash, there is no issue as to the timing of non-cash compensation.

Specific Items of Corporate Performance Taken Into Account in Setting Compensation Policies and Making Compensation Decisions

Operating revenues, EBITDA, enterprise value, and profitability of divisions and/or subsidiaries are the primary measure of executive officer performance in terms of meeting specific items of corporate performance. An example of corporate performance taken into account in setting compensation is that of the Aerospace Division’s profitability, leading to additional compensation for Warren Persavich, and of the performance of the Polo business, leading to additional compensation and a re-negotiated contract for Klaus Esser, as described below under the heading “Employment Agreements and Change of Control Arrangements.” Except for the compensation for K. Esser and W. Persavich, all awards based on operating performance were based on discretion of the Compensation Committee rather than on any formula.

Individual Performance and/or Contributions to These Items of the Company’s Performance Taken Into Account for Company Profitability

Individual contributions to profitability often take the form of specialized services that are highly compensated in the outside market for professional services. An example of specialized services value is the FY 2006 bonus for Donald Miller, Executive Vice President, Secretary, and General Counsel, who led the legal teams which developed, cleared, and closed the sale of the Airport Plaza shopping center in Long Island, New York, in FY 2006. When acquisitions or divestitures of businesses are completed, those participating in the transactions may receive bonus payments due to the high value accorded to managerial and merger and acquisition experience.

Factors Considered in Decisions to Increase or Decrease Compensation Materially

The measures described in the two paragraphs immediately above, on corporate performance and individual contributions, are the primary factors on which compensation decisions are based.

Role of Executive Officers in Determining Executive Compensation

The Compensation Committee from time to time invites various executive officers of the Company and/or its subsidiaries to meetings of the Committee to gather information about proposals for compensation and takes into account recommendations from the CEO and Chairman of the Board, Mr. J. Steiner, who is not a member of the Committee.

Total Compensation Program

The Committee believes that the total compensation program for executives of the Company (cash compensation and bonuses) is on a level with the compensation programs provided by other companies facing similar challenges. The Committee believes that any amounts paid under the annual incentive plan will be appropriately related to corporate and individual performance.

The Committee approved salary and annual incentive pay for the Company’s named executive officers, as set forth under the Summary Compensation Table of this Proxy Statement.

Compensation of CEO

Jeffrey Steiner has served as Chairman of the Board and Chief Executive Officer of the Company since 1985, and as President from July 1991 through September 1998. In fixing Mr. Steiner’s salary and target bonus levels, the Committee and the Board typically review the strategic direction and financial performance of the Company, including enterprise value, revenue, and profit levels. In addition, the Committee reviews Mr. Steiner’s performance as Chairman of the Board and Chief Executive Officer, his importance to the Company and his success in implementing its strategic goals, both through his entrepreneurial actions and his investment banking acumen.

Base Compensation—Mr. Steiner’s aggregate base compensation for the 2006 Fiscal Year was at the rate of $2,500,000 per year for the first three months and eleven days of the fiscal year, consisting of (i) $1,700,000 pursuant to his employment agreement with the Company, (ii) $400,000 per year pursuant to his employment agreement with Banner Aerospace, plus (iii) $400,000 for services in Switzerland with respect to the Company’s European operations. Pursuant to the Derivative Settlement, this compensation was reduced to $1,325,000 per year, effective as of January 12, 2006. Such reduction in compensation will remain in place until such time as the Compensation Committee and Mr. Steiner agree on the terms of a new or amended employment agreement.

Stock Option Grants—No stock options were granted to Mr. Steiner during the 2006 or 2007 Fiscal Years.

Incentive Compensation for the 2006 and 2007 Fiscal Years—The Committee determined that Mr. Steiner should receive no incentive compensation for the 2006 or 2007 Fiscal Years.

SUMMARY COMPENSATION TABLE FY 2007, 2006, 2005

Name & Principle Position	Year	Salary ($)	Bonus ($) (5)	Non-Equity Incentive Plan Compensation ($) (1)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Jeffrey Steiner, Chairman & CEO(3)(4)	FY 2007	1,325,000	52,394	0	(241,172)	23,389	1,159,611
	FY 2006	1,542,596	52,394	0	79,833	26,889	1,701,712
	FY 2005	2,500,005		0	100,125	27,787	2,627,917
Klaus Esser, Managing Director of PoloExpress, GmbH (6)	FY 2007	399,185		675,292	NA	18,100	1,092,577
	FY 2006	283,086		529,248	NA	16,837	829,171
	FY 2005	254,516		585,386	NA	17,409	857,311
Michael McDonald, Sr. Vice President & CFO	FY 2007	239,101	0	0	7,598	22,277	268,976
	FY 2006	159,723	0	0	2,720	14,710	177,153
	FY 2005	143,580	13,500	0	15,286	14,674	187,040
Donald Miller, Exec. Vice President, & General Counsel (3)	FY 2007	355,003	0	0	87,684	24,206	466,893
	FY 2006	375,003	200,000	0	74,700	20,176	669,879
	FY 2005	375,250	0	0	147,206	21,877	544,333
Warren Persavich, President, Aerospace Division	FY 2007	226,289		177,600	28,881	20,459	453,229
	FY 2006	226,289		155,400	24,868	24,137	430,694
	FY 2005	226,289		43,290	92,042	19,351	380,972
Eric Steiner, President & COO (2)	FY 2007	535,500	0	0	12,324	40,500	588,324
	FY 2006	588,707	0	0	9,769	32,142	630,618
	FY 2005	725,005	0	0	53,412	34,651	813,068

FY 2007 = Fiscal Year from October 1, 2006 to September 30, 2007.

FY 2006 = Fiscal Year from October 1, 2005 to September 30, 2006.

FY 2005 = Fiscal Year from October 1, 2004 to September 30, 2005.

(1)	Mr. Klaus Esser and Mr. Warren Persavich receive non-equity incentive-based compensation pursuant to contracts with the Company, which are described in the tables of contract terms following the Grants of Plan Based Awards Table below.
(2)	Includes for Eric Steiner $11,154 which was earned in FY 2005, but payment of which has been deferred. The aggregate amounts of perquisites included in the Summary Compensation Table under the heading “All Other Compensation” for FY 2007 consists of: 401(k) match, financial services, personal W-2 auto, and life and disability insurance. Personal W-2 auto for Eric Steiner was $27,966 in FY 2007, based on one vehicle in Germany for part of FY 2007 and one in the United States for part of FY 2007. The Euro amount for the German auto was converted to dollars based on the monthly average inter-bank rates posted on the OANDA.com website.
(3)	Does not include advances before retirement of earned benefits under the Company’s Unfunded SERP (Supplemental Executive Retirement Plan). See disclosure under Certain Transactions. Advances under the Unfunded SERP for Mr. Jeffrey Steiner are as follows:

FY 2007	$1,400,000
FY 2006	$3,459,283
FY 2005	$477,222	;

and for Mr. Miller were $919,131 in FY 2007 and none in FY 2006. See disclosure under Certain Transactions. No further Unfunded SERP payments are owed to Mr. Miller.

(4)	Table does not include a remaining $3,140,000 change in control payment due to Mr. Jeffrey Steiner upon termination of employment
(5)	For Mr. J. Steiner, represents payment under a release of claims required by the Derivative Settlement in connection with a former split-dollar life insurance premium. These payments were $52,394 in each of Fiscal Year 2006 and 2007.
(6)	Klaus Esser is paid in Euros. The dollar values given are based on monthly average inter-bank rates posted on the OANDA.com website.

Table: Grants of Plan-Based Awards

Name	Grant Date	Threshold ($)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards— Target	Maximum
Klaus Esser	01-01-2006	See agreement	$700,000	none
Warren Persavich	10-01-2006	*	$177,600	$177,600

*	Based on a return on capital employed.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

The following discussion is set forth to provide an understanding of the information disclosed in the preceding two tables.

The following discussion of executive employment contracts summarizes employment agreements and change of control agreements. These agreements are the sources of the Plan-Based Awards to Messrs. Persavich and Esser as well as the salary and bonus payments of all other named executive officers.

There are no remaining awards of change of control payments due under current contracts. All previously earned change of control payments have been paid, except for $3,140,000 due to Mr. Jeffrey Steiner upon termination of his employment with the Company.

•	Employment Agreement between the Company and Jeffrey Steiner:

Term of the Agreement:	Pursuant to the Derivative Settlement, the term under this employment agreement is thirty (30) months, extended annually by an additional 12 months unless either party gives timely notice not to extend the agreement.

Minimum Base Salary Under the Agreement:	As determined by the Board of Directors. However, see description immediately below regarding current base salary.

Current Base Salary:	Pursuant to the terms of the Derivative Settlement, effective as of January 12, 2006, Jeffrey Steiner’s aggregate base-pay compensation under all his employment agreements was reduced to $1,325,000 per year. Such reduction shall remain in place until such time as the Compensation Committee and Jeffrey Steiner agree on the terms of a new or amended employment agreement. Prior to January 12, 2006, Jeffrey Steiner’s aggregate base salary under all his employment agreements was $2,500,000 per annum.

Payments in Event of Death:	Estate to receive an amount equal to one year’s base salary, plus bonuses for the fiscal year in which death occurred.

Payments in Event of Termination Due to Disability:	Base salary until the date of termination, and fifty percent of base salary for two years thereafter, plus bonuses for the fiscal year in which disability occurred.

Change in Control Payments:	In connection with the December 3, 2002, sale of Fairchild Fasteners to Alcoa Inc., our Board of Directors determined that Jeffrey Steiner was entitled to a change of control payment in the amount of $6,280,000. Fifty percent (50%) of such payment was made to Jeffrey Steiner during January to June 2003. The remaining 50% ($3,140,000) will be paid upon Jeffrey Steiner’s termination of employment with Fairchild. No other change of control payments are provided for in Jeffrey Steiner’s employment agreement.

Split-Dollar Life Insurance:	Pursuant to the Derivative Settlement, the Company and Jeffrey Steiner executed an agreement confirming that the Company’s obligations under Jeffrey Steiner’s split-dollar life insurance policy are irrevocably terminated and released.

Confidentiality and Non-competition:	The employment agreement is subject to a three-year confidentiality obligation and a two- year non-competition obligation. No special waiver provisions apply to these duties.

•	Employment Agreement between Banner Aerospace (a Company Subsidiary) and Jeffrey Steiner:

Term of the Agreement:	Pursuant to the Derivative Settlement, the term under this employment agreement is thirty (30) months, extended annually by an additional 12 months unless either party gives timely notice not to extend the agreement.

Minimum Base Salary Under the Agreement:	Not less than $250,000 per year. However, see description immediately below regarding current base salary.

Current Base Salary:	Pursuant to the terms of the Derivative Settlement, effective as of January 12, 2006, Jeffrey Steiner’s aggregate base-pay compensation under all his employment agreements was reduced to $1,325,000 per year. Such reduction shall remain in place until such time as the Compensation Committee and Jeffrey Steiner agree on the terms of a new or amended employment agreement. Prior to January 12, 2006, Jeffrey Steiner’s aggregate base salary under all his employment agreements was $2,500,000 per annum.

Payments in Event of Death:	Estate to receive an amount equal to one year’s base salary, plus bonuses for the fiscal year in which death occurred.

Payments in Event of Termination Due to Disability:	Base salary until the date of termination, and fifty percent of base salary for two years thereafter, plus bonuses for the fiscal year in which disability occurred.

•	Service Agreement between Fairchild Switzerland, Inc. (Company Subsidiary) and Jeffrey Steiner:

Term of the Agreement:	Year to year, terminated in 2006 due to the planned closure of the Swiss branch of Fairchild Switzerland, Inc., the termination of which branch was registered on December 5, 2007.

Minimum Base Salary Under the Agreement:	Greater of $400,000 or 680,000 Swiss Francs per year, but not more than $400,000. However, see description immediately below regarding current base salary.

Current Base Salary:	Pursuant to the terms of the Derivative Settlement, effective as of January 12, 2006, Jeffrey Steiner’s aggregate base-pay compensation under all his employment agreements was reduced to $1,325,000 per year. Such reduction shall remain in place until such time as the Compensation Committee and Jeffrey Steiner agree on the terms of a new or amended employment agreement. Prior to January 12, 2006, Jeffrey Steiner’s aggregate base salary under all his employment agreements was $2,500,000 per annum.

•	Employment Agreement between the Company and Eric Steiner:

Term of the Agreement:	Pursuant to the Derivative Settlement, the term under this employment agreement is two years, expiring January 12, 2008. The Derivative Settlement did not affect his prior employment contract’s provision that his employment will extend by one year terms as long as neither party has given 90 days notice of termination. This provision runs from August 1 to August 1, rather than from January 12 to January 12.

Minimum Base Salary Under the Agreement:	$540,000. However, see description immediately below regarding current base salary.

Current Base Salary:	Pursuant to the terms of the Derivative Settlement, effective as of January 12, 2006, Eric Steiner’s base pay was reduced to $535,500 per year. Such reduction shall remain in place until such time as the Compensation Committee and Eric Steiner agree on the terms of a new or amended employment agreement. Prior to January 12, 2006, Eric Steiner’s base salary was $725,000 per annum.

Payments in Event of Death:	Same as the Company’s CEO.

Payments in Event of Termination Due to Disability:	Same as the Company’s CEO.

Payments in the Event of a “Change in Control”:	In connection with the sale of Fairchild Fasteners to Alcoa Inc., our Board of Directors determined that Eric Steiner was entitled to a change of control payment in the amount of $5,434,000. Fifty percent (50%) of such payment was made to Eric Steiner in January 2003. The remaining 50% was paid in four equal and consecutive quarterly installments, with the first installment made on March 3, 2003, and the last installment made in January 2004.

In connection with such change of control award, Eric Steiner’s employment agreement was amended, pursuant to which he relinquished any future change of control payments under such employment agreement.

Confidentiality and Non-competition	The contract is subject to a permanent confidentiality obligation and a one year non-competition obligation. No special waiver provisions apply to these duties.

•	Letter Agreement between the Company and Donald Miller

Payments in the event of Termination Without Cause:	Two (2) times then current annual base salary, plus 1 times current annual base salary in lieu of bonus.

Payments in the Event of a “Change in Control”:	In connection with the sale of Fairchild Fasteners to Alcoa Inc., our Board of Directors determined that Mr. Miller was entitled to a change of control payment in the amount of $1,125,000. Fifty percent (50%) of such payment was made to Mr. Miller in December 2002. The remaining 50% was paid in four equal and consecutive quarterly installments, with the first installment made on March 3, 2003, and the last installment made in January, 2004.

In connection with such change of control award, the letter agreement between the Company and Mr. Miller was amended, pursuant to which Mr. Miller relinquished any future change of control payments under such letter agreement.

•	Employment Agreement between PoloExpress and Klaus Esser

On May 30, 2007, Mr. Esser’s employment agreement was amended and restated retroactively to January 1, 2006, as described in a Form 8-K filed June 5, 2007 by the Company. The initial and amended and restated agreements are summarized below.

Term of the Agreement:	The initial agreement provided for a term of three years ending on December 31, 2008. Either party could elect to terminate the contract as of December 31, 2008 by giving nine (9) months prior written notice. If the contract was not terminated as of December 31, 2008, it continued in place until either party gave twelve (12) months prior written notice of termination. The initial term of the amended and restated agreement is 7 years, beginning on January 1, 2006, and ending on December 31, 2012, subject to certain provisions for automatic renewal.

Base Salary and Bonuses:	Base-pay compensation to Mr. Esser during Fiscal Year 2006 initially was 240,000 Euros per year. In addition, if PoloExpress had an annual EBITDA of more than 6 million Euros, Mr. Esser was entitled to a bonus for such year equal to 5% of the total EBITDA of PoloExpress. The amended and restated agreement provides for an increase in base salary of 60,000 Euros, to 300,000 Euros per year, and bonus amounts payable as follows:

Fiscal years	EBITDA threshold	Percentage Bonus
Ending until September 30, 2008	5 Million Euros or more	5% of EBITDA
September 30, 2009	6 Million Euros or more	6% of EBITDA
After September 30, 2009	7 Million Euros or more	6% of EBITDA

The bonus for each year is payable in monthly installments. The actual bonus amount is determined at the end of each year, after EBITDA is confirmed. If the aggregate monthly installments paid are less than or more than the amounts due, the Company or Mr. Esser, respectively, shall repay the other party for the difference.

Non-Compete Payments:	Following termination of employment, Mr. Esser shall not compete for a period of 24 months, provided that PoloExpress continues to compensate Mr. Esser during such period at the rate of fifty percent (50%) of his average compensation. Average compensation is based on the last three years of employment, and includes base pay and bonuses. Within twenty-eight (28) days of the termination of employment, PoloExpress may elect not to enforce the two-year non-compete covenant, in which case Mr. Esser shall not compete for a period of one year (as specified in Paragraph 75a of the German Commercial Code) and PoloExpress will compensate Mr. Esser at the rate of 30,000 Euros per month during such one-year period. Under the amended and restated agreement, starting January 1, 2009, following termination of employment, the PoloExpress option to elect not to enforce the two-year non-compete provision is terminated.

•	Employment Agreement between Banner Aerospace, Inc. and Warren D. Persavich

Term of the Agreement:	Currently under an extended “rolling term” of at least 730 days, with one day added to the term for each day there is no notice by either party to terminate the agreement.

Base Salary and Bonuses:	Not less than $155,000 per year, with a 50% bonus upon achievement of goals designated from time to time by the Compensation Committee, plus any other bonuses, such as transaction related bonuses.

Current Base Salary:	As determined by the Board of Directors. See the Summary Compensation Chart.

Payments in Event of Death:	Estate to receive an amount equal to six month’s base salary, plus bonuses for the fiscal year in which death occurred.

Payments in Event of Termination Due to Disability:	Base salary until the date of termination, and bonuses for the fiscal year in which termination occurred, provided that the foregoing payments shall be made only to the extent that such payments, plus disability insurance proceeds, would not exceed 100% of base salary for the applicable period.

Confidentiality and Non-competition:	The contract is subject to a permanent confidentiality obligation and a six-month non-competition obligation. No special waiver provisions apply to these duties.

Table: Options Granted; Option Exercises and Year-End Value

No stock options were granted to or exercised by the named executive officers during the 2006 or 2007 Fiscal Years. Additionally, all options issued to named executive officers expired in fiscal 2007 or fiscal 2006. There was thus a year-end value of $0.

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	9/30/2007 Present Value of Accumulated Benefit ($)	Payments During Last FY ($)
Jeffrey Steiner, Chairman & CEO	Retirement Plan For Employees Of The Fairchild Corporation	17	174,550	04/18/2007 $150,000 05/29/2007 $225,000
Klaus Esser	Does not participate in the U.S. Pension Plan.
Michael McDonald, Sr. Vice President & CFO	Retirement Plan For Employees Of The Fairchild Corporation	17	71,270	$0
Donald Miller, Exec. Vice President and General Counsel	Retirement Plan For Employees Of The Fairchild Corporation	16	983,093	$0
Warren Persavich, President, Aerospace Division	Retirement Plan For Employees Of The Fairchild Corporation	30	565,341	$0
Eric Steiner, President & COO	Retirement Plan For Employees Of The Fairchild Corporation	16	258,303	$0

ACCRUED BENEFIT AS OF: (1)

Name	9/30/2007	9/30/2006	9/30/2005
Jeffrey Steiner, Chairman & CEO	$1,679	$3,787	$2,895
Michael McDonald, Sr. Vice President & CFO	$2,306	$1,964	$1,779
Donald Miller, Exec. Vice President & General Counsel	$10,786	$9,965	$9,193
Warren Persavich, President, Aerospace Division	$8,849	$8,346	$7,850
Eric Steiner, President & COO	$6,979	$6,403	$5,877

(1)	Footnote 6 of the Financial Statements included in the 2007 Annual Report which accompanies this Proxy Statement sets forth the valuation method and assumptions used to calculate accrued benefits.

Defined Benefit Pension Plan

A defined benefit pension plan, the Retirement Plan for Employees of The Fairchild Corporation (“Plan”), is maintained for eligible employees and executives in the United States. Benefits are paid to Plan participants under a formula based on credited service and average earnings for the highest five consecutive years of compensation out of the last ten years prior to retirement or other termination of employment. After completing one year of eligibility service, participants earn a year of credited service for each Plan year during which they complete 1,000 hours of service. Eligible earnings include base salary and, where applicable, incentive awards or bonuses, if any, overtime, off-shift differentials and sales commissions.

Certain key executives have an additional Plan benefit equal to an annual benefit determined by multiplying the participants’ years of credited service times a fixed amount. The amount varies by executive. Their additional benefit is referred to as the “Funded SERP” (see below). Normal retirement age under the Plan is the earlier of attainment of age 65, or age 64, with 10 or more years of service. The normal form of payment under the Plan for a participant who is not married is a Single Life Annuity. Other actuarially equivalent forms of payment, including a lump sum, are provided for under the Plan. A subsidized early retirement benefit is available to participants who retire after attaining age 55 with 10 or more years of service. Under the early retirement formula, a participant who retires at age 55 having completed 10 or more years of service would receive 72% of their normal retirement age benefit. This percentage increases 4% for each year closer to age 65 that retirement occurs, with 100% payable at age 62. The percentage payable is adjusted pro-rata for payments at intermediate ages.

Federal laws place limitations on compensation amounts that may be included under a qualified pension plan ($220,000 in 2007) as well as limitations on the total benefit that may be paid from such plans. Pension benefits within the limit are funded by a pension trust that is separate from the general assets of The Fairchild Corporation.

Supplemental Executive Retirement Plans.

We have two supplemental executive retirement plans for key executives which provide additional retirement benefits based on final average earnings and years of service, as follows:

	Unfunded SERP	Funded SERP
Retirement Benefits	Provides a maximum retirement benefit (in the aggregate for both Supplemental Executive Retirement Plans) equal to the difference between (i) sixty percent (60%) of the participant’s highest base salary for five consecutive years of the last ten years of employment, and (ii) the aggregate of other pension benefits (including the Funded SERP), profit sharing benefits, and primary Social Security payments to which the participant is entitled.	An annual retirement benefit determined by multiplying the participant’s years of credited service times a fixed amount. The amount varies by participant.

Funding	This is an unfunded obligation of the Company, not subject to ERISA regulations. The Company makes discretionary contributions to a “Rabbi Trust” to help meet its obligations under this plan, but the assets under such trust are subject to the claims of the Company’s creditors.	This benefit is a part of the Retirement Plan for Employees of the Fairchild Corporation. It is a funded obligation of the Company. Such funding contributions are not assets available to the creditors of the Company.

Pre-Retirement Distributions	Subject to the approval of the Compensation Committee, the plan permits participants to elect to receive retirement advances.	At the participant’s request upon attainment of Normal Retirement Age as defined in the Plan.

	Unfunded SERP	Funded SERP
Participants	Executive Officers. All persons named in the Summary Compensation Table are eligible for participation in this plan except Mr. Klaus Esser.	Same as the unfunded plan.

Special Years of Service Accreditation	Pursuant to a letter agreement with Mr. Miller, for purposes of determining years of service with the Company under the Supplemental Executive Retirement Plans, Mr. Miller will be credited with two years of service for each of the first ten years he is employed by the Company.	None.

As of December 31, 2004, the Company has frozen (will make no additional contributions to) the Unfunded SERP benefits payable by the Company to the participants in the plan, and no new participants have been approved since the plan was frozen. Pursuant to the Derivative Settlement, no new SERP plan shall be created for any existing senior officer of the Company without the prior approval of two-thirds of the Compensation Committee. As to SERP plans for individuals who are not executive officers, the Company intends to amend such SERP plans in order to be in compliance with tax laws. SERP benefits can be paid in a lump sum or as an actuarially equivalent annuity.

Klaus Esser does not participate in the above described retirement plans. Under his employment agreement, Mr. Esser is entitled to receive such retirement benefits as provided under German law.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Individually negotiated payments due to Named Executive Officers upon termination of employment are set forth in detail under the heading “Employment Agreements and Change of Control Arrangements”, above.

In addition to these specifically negotiated provisions, the benefits programs of the Company, such as health insurance, are provided to Named Executive Officers on the same terms as all salaried employees. These benefits cannot be provided as a lump sum.

STOCK OWNERSHIP

The following table shows the number of shares beneficially owned (as of February 29, 2008) by:

•	each director;

•	each executive officer named in the Summary Compensation Table;

•	the directors and executive officers as a group; and

•	each person who we know beneficially owns more than 5% of the common stock.

Name	Number of Shares of Class A Stock(1)	Percentage of Class	Number of Shares of Class B Stock(1)	Percentage of Class
Directors:
Didier Choix(2)	7,500	*	—	—
Robert E. Edwards(2)	999,695	4.42%	—	—
Andrea Goren (3)	6,902,588	30.54%	—	—
Daniel Lebard(2)	48,356	*	—	—
Glenn Myles(2)	7,500	*	—	—
Philip S. Sassower (3)	6,902,588	30.54%	—	—
Eric Steiner (3)(6)	5,957,120	23.68%	2,548,996	97.24%
Jeffrey J. Steiner (3)(4)	73,544	*	30,000	1.14%
Michael J. Vantusko(2)	7,500	*	—	—

Other Named Executive Officers:
Klaus Esser	—	—	—	—
Donald E. Miller (3)	90,076	*	—	—
Warren D. Persavich	—	—	—	—
Michael L. McDonald	5,258	*	—	—

All Directors and Executive Officers as a Group:
(14 persons including the foregoing)(2)	14,099,197	55.86%	2,578,996	98.38%

Other 5% Beneficial Owners:(5)
Dimensional Fund Advisors, Inc.	1,954,931	8.65%	—	—
GAMCO Investors, Inc.	4,464,992	19.75%	—	—
Natalia Hercot(3)(6)	5,794,521	23.04%	2,548,996	97.24%
Phoenix FA Holdings, LLC(7)	6,902,588	30.54%	—	—
The Steiner Group LLC(6)	5,727,684	22.78%	2,533,996	96.67%

*	Represents less than one percent.

Footnotes to Stock Ownership Chart:

(1)	The Class A Stock Column includes shares of Class B Stock, which are immediately convertible into Class A Stock on a share-for-share basis. Options that are exercisable immediately or within sixty days after February 29, 2008, appear in the Class A Stock column. Excludes Deferred Compensation Units (“DCUs”) to be paid out on February 28, 2010 in the form of one share of Class A Common Stock for each DCU as follows: E. Steiner, 42,826 shares; J. Steiner, 134,831 shares.

(2)	Includes exercisable stock options to purchase Class A Stock as follows: D. Choix, 7,500 shares; R. Edwards, 2,000 shares; D. Lebard, 33,000 shares; G. Myles, 7,500 shares; M. Vantusko, 7,500 shares; Directors and Executive Officers as a group, 57,500 shares.

(3)	Includes shares beneficially owned, as follows:

A. Goren and P. Sassower—6,902,588 Class A shares held by Phoenix FA Holdings, LLC. In Form 3’s filed on January 16 2008, Mr. Goren and Mr. Sassower each reported indirect beneficial ownership of these shares but disclaimed any beneficial ownership of these securities except to the extent of their respective pecuniary interest therein. (See Footnote 7.)

D. Miller — 300 shares of Class A Stock owned by Mr. Miller as custodian for his child; Mr. Miller disclaims any beneficial interest therein.

E. Steiner — 80,000 shares of Class A Stock held in The Steiner Children’s Trust; 29,166 Class A shares held in 401K Savings Plan. In addition, Eric Steiner reports beneficial ownership of the Class A and Class B shares held by The Steiner Group LLC (see Footnote 6).

N. Hercot — 10,000 shares of Class A Stock held by her husband. In addition Natalia Hercot reports beneficial ownership of the Class A and Class B shares held by The Steiner Group LLC (see Footnote 6).

J. Steiner — 38,500 shares of Class A Stock owned by Mr. Steiner as custodian for his children; 30,000 shares of Class B Stock (convertible on a one-to-one basis to Class A Stock) owned by Mr. Steiner as custodian for his children; 2,400 shares of Class A Stock owned by the Jeffrey Steiner Family Foundation; and 2,644 shares of Class A Stock held in his 401k Savings Plan. Mr. Steiner disclaims beneficial ownership of shares owned by the Jeffrey Steiner Family Foundation, and shares owned by him as custodian for his children.

(4)	Mr. Jeffrey Steiner, c/o The Fairchild Corporation, 1750 Tysons Boulevard, Suite 1400, McLean, VA 22102.

(5)	Based on the following information:

Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Information as of December 31, 2006 contained in a Schedule 13G/A-7 filed on February 8, 2007 with the SEC by Dimensional Fund Advisors, Inc. This is pre-Tender Offer information.

GAMCO Investors, Inc. (an affiliate of Gabelli Funds, LLC,) and its affiliates, One Corporate Center, Rye, NY 10580-1434. Information as of February 4, 2008, contained in a Schedule 13D/A-32, filed on February 7, 2008.

Natalia Hercot, c/o The Fairchild Corporation, 1750 Tysons Boulevard, Suite 1400, McLean, VA 22102. Information as of December 5, 2006 contained in a Schedule 13D/A-27 filed on December 22, 2006 by The Steiner Group LLC. (See Footnote 6).

The Steiner Group LLC, c/o Withers Bergman LLP, 430 Park Avenue, 10th Floor, New York, NY 10022. Information as of December 5, 2006 contained in a Schedule 13D/A-27 filed on December 22, 2006 by The Steiner Group LLC. (See Footnote 6)

Phoenix FA Holdings, LLC (“Filing Party” ), SG Phoenix Ventures IV LLC, Philip S. Sassower, and Andrea Goren (collectively, the “Filing Persons”). 110 East 59th Street, Suite 1901, New York, New York, 10022. Information contained in Amendment No. 2 to Schedule TO (Tender Offer Statement) originally filed by Phoenix FA Holdings, LLC (the “Purchaser”) on November 19, 2007, as amended on December 19, 2007 (See Footnote 7.) Since January 12, 2005, Roscoe Avenue Holdings, an affiliate of J. Steiner’s by virtue of the fact that it is owned by a trust of which he is a beneficiary, has owned a six percent limited partnership interest in Phoenix Venture Fund LLC (the “Venture Fund”). Neither J. Steiner, nor any of his family or affiliates, has any management responsibility or investment decision making authority in the Venture Fund.

(6)	Controlling Interest held by LLC: The Steiner Group LLC (a Delaware limited liability company) (the “LLC”) holds 3,193,688 shares of Class A Stock and 2,533,996 shares of Class B Stock. It holds a controlling interest in the Company.

Change of Control: Prior to December 31, 2003, Mr. Jeffrey Steiner was the sole manager of the LLC, and therefore reported beneficial ownership of the shares held by the LLC. On December 31, 2003, Jeffrey Steiner resigned as the sole manager of the LLC, and Eric Steiner and Natalia Hercot become the sole co-managers of the LLC. In this capacity, Mr. Eric Steiner and Ms. Natalia Hercot have the ability to vote and to direct the disposition of the Fairchild shares held by the LLC. Therefore, as of December 31, 2003, Eric Steiner and Natalia Hercot report beneficial ownership of the shares held by the LLC.

Membership Interest Held in the LLC: The membership interests in the LLC are held as follows: (i) 79% is held by The Jeffrey Steiner Family Trust, a trust created for the benefit of the issue of Jeffrey Steiner; (ii) 20% is held by Bayswater Ventures, LP, a partnership owned by four different trusts, of which Jeffrey Steiner is a beneficiary; and (iii) the remaining 1% membership interest in the LLC is held by one of the four partners of Bayswater Ventures, LP. The members of the LLC do not directly have the right to vote or to direct the disposition of the Fairchild shares held by the LLC.

(7)	On November 21, 2007, Phoenix FA Holdings, LLC, a Delaware limited liability company, (“Phoenix”), filed a 13D stating that SG Phoenix Ventures IV LLC, the Managing Member of Phoenix, reported beneficial ownership of the Fairchild shares held by Phoenix (the “Shares”). The 13D stated that Mr. Andrea Goren and Mr. Philip S. Sassower, as co-managers of SG Phoenix Ventures IV LLC, may be deemed to be the beneficial owners of the Shares. On December 21, 2007, Phoenix filed a Form 3 reporting direct beneficial ownership of 6,902,588 shares of Fairchild Class A Common Stock (the “Fairchild Shares”). In Form 3’s filed on January 16, 2008, Messrs. Goren and Sassower each reported indirect beneficial ownership of the Fairchild Shares, but disclaimed beneficial ownership of the Fairchild Shares except to the extent of their pecuniary interest therein.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s directors and officers to file reports (on Forms 3, 4 and 5) with the Securities and Exchange Commission, disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that during the 2006 and the 2007 Fiscal Years all such reports were filed on a timely basis.

CERTAIN TRANSACTIONS

•

The Company provided a surety for Mr. Steiner and paid his expenses in connection with legal proceedings in France, totaling approximately $5.645 million, and Mr. Steiner undertook to repay such amounts to the Company if it were ultimately determined that he was not entitled to indemnification under Delaware law (the “Undertaking”). Pursuant to the Derivative Settlement, the Company and Mr. Steiner agreed to mutually resolve Mr. Steiner’s claims for indemnity and his obligations to the Company under the Undertaking, by paying the Company $3,763,333, of which $833,333 was withdrawn from Mr. Steiner’s Company SERP account, and $2,930,000 was paid by him via the Company’s D&O liability insurance carrier, in satisfaction of its obligations to indemnify and insure Mr. Steiner.

•

Previously, we have extended loans to purchase our Class A common stock to certain members of our senior management and Board of Directors, for the purpose of encouraging ownership of our stock, and to provide additional incentive to promote our success. The loans are non-interest bearing, and have all been fully repaid except for one. The remaining outstanding loan is non-interest bearing, and matures in approximately one year, or becomes due and payable immediately upon the termination of employment if prior to such maturity date. On September 30, 2006, the borrower, who is a non-executive officer of the Company, owed us approximately $50,000. In fiscal 2006, Mr. Steven Gerard, a former director, repaid, when due, his outstanding loan. All other loans to directors and executive officers were repaid in full prior to September 30, 2005. During 2006, the largest aggregate balance of indebtedness outstanding under the officer and director stock purchase program was approximately $66,000 from Mr. Gerard, and $50,000 from the officer. During 2007, the balance of indebtedness outstanding under the officer and director stock purchase program was approximately $50,000 due from a single, non-executive officer. In fiscal 2003, the Board of Directors extended, by five years, the expiration date of the loan to that officer, after confirming he was not deemed an executive officer. In accordance with the Sarbanes-Oxley Act of 2002, no new loans will be made to executive officers or directors.

•

As of September 30, 2007, the Steiner family beneficially owns approximately 60.3% of the aggregate vote of shares of the Company. Therefore, the ability for individual shareholders to influence the direction of the Company may be limited.

•

On September 30, 2007 and 2006, we owed a remaining amount for change of control payments of $3.1 million to Mr. J. Steiner. The amount owed to Mr. J. Steiner is payable to him upon his termination of employment with us. On September 30, 2007 and September 30, 2006, deferred compensation of $11,000 was due from us to Mr. E. Steiner.

•

In December 2007, Mr. J. Steiner reimbursed us $704,000 for personal expenses that we paid on his behalf, which were outstanding as of September 30, 2007. In December 2006, Mr. J. Steiner reimbursed us $40,000 for personal expenses that we paid on his behalf, which were outstanding as of September 30, 2006. At no time during 2007 and 2006 did amounts due to us from Mr. J. Steiner or Mr. E. Steiner exceed the amount of the after-tax salary on deferrals we owed to either Mr. J. Steiner or Mr. E. Steiner.

•

Subject to the approval of the Compensation and Stock Option Committee, our Unfunded Supplemental Executive Retirement Plan (SERP) permits participants to elect to receive retirement advances on an actuarially reduced basis. Mr. J. Steiner received pre-retirement distributions from the Unfunded SERP (representing a partial distribution of his vested benefits) in the amount of $1,400,000 in fiscal 2007 and $3,500,000 in fiscal 2006. As of September 30, 2007, Mr. J. Steiner’s remaining balance in the Unfunded SERP plan was $704,300. Mr. D. Miller also took an advance from the Unfunded SERP plan in fiscal 2007 in the amount of $919,131, representing his full balance in the Unfunded SERP. Eric Steiner’s unfunded SERP account has $861,763.

•

Eric Steiner, son of J. Steiner, is an executive officer of the Company. His compensation is set forth in the compensation table of our proxy statement. Natalia Hercot, daughter of J. Steiner, is a Vice President of the Company, for which she received compensation of approximately $13,500 in fiscal 2007 and $20,000 in fiscal 2006. Mrs. Hercot’s annual salary was adjusted to $10,000 per year on December 23, 2005. Her income exceeded $10,000 per year in FY2007due to being reimbursed for previously untaken vacation time. Her monthly salary has been reduced to an amount of Euros that will keep her compensation at approximately $10,000 per year.

•	During 2005, Philippe Hercot, son-in-law of Jeffrey Steiner, subleased a room in our Paris office and paid arm’s length rent to the Company.

•	We paid $36,000 in 2006 and $36,000 in 2005 for security protection at the Steiner Family residence in France.

•

We provide to Mr. J. Steiner automobiles for business use. We charged Mr. J. Steiner $15,000 in 2007 and $15,000 in 2006 to cover personal use and the cost of these vehicles that exceeded our reimbursement policy.

•

During fiscal 2007 and fiscal 2006, we reimbursed $0.5 million and $0.4 million, respectively, to Mr. J. Steiner, representing a portion of out-of-pocket costs he incurred personally in connection with the entertainment of third parties, which may benefit the Company.

•

Mr. Klaus Esser’s brother is an employee of PoloExpress. His compensation (currently €72,000) was approximately $94,000 in fiscal 2007 and $94,000 in fiscal 2006. Petra Esser is a relative of Mr. K. Esser and has current annual compensation of approximately €16,000.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

Principal Accountants

On December 7, 2005, upon the recommendation of the Audit Committee, the Company appointed KPMG LLP to serve as its independent auditors for the fiscal year ended on September 30, 2006. On September 10, 2007, upon the recommendation of the Audit Committee, the Company dismissed KPMG LLP and appointed BDO Seidman, LLP to serve as its independent auditors for the fiscal year ended September 30, 2007. On January 10, 2008, the Audit Committee of the Company appointed BDO Seidman, LLP (“BDO Seidman”) for the current fiscal year, which ends on September 30, 2008. Representatives of BDO Seidman will be available at the annual meeting to make a statement, if they so desire, and to respond to appropriate questions. There have been no disagreements with either audit firm during the Company’s last two fiscal years or during the interim period since September 30, 2007.

Audit Fees

2007 Audit Fees: The aggregate fees billed by BDO Seidman for professional services rendered for the integrated audit of the Company’s annual financial statements, reviews of consolidated financial statements included in the Company’s Form 10-Q, and services in connection with statutory audits and regulatory filings for the fiscal year ended September 30, 2007 were $1,200,000. More than 50% of the Fiscal 2007 audit work was performed by full-time employees of BDO Seidman.

2006 Audit Fees: The aggregate fees billed by KPMG LLP for professional services rendered for the integrated audit of the Company’s annual financial statements, reviews of consolidated financial statements included in the Company’s Form 10-Q, and services in connection with statutory audits and regulatory filings for the fiscal year ended September 30, 2006 were $3,538,000. More than 50% of the Fiscal 2006 audit work was performed by full-time employees of KPMG.

Audit Related Fees:

2007 Audit Related Fees: For the fiscal year ended September 30, 2007, BDO did not bill the Company for any audit related services in addition to the fees reported under “Audit Fees” above.

2006 Audit Related Fees: For the fiscal year ended September 30, 2006, KPMG did not bill the Company for any audit related services in addition to the fees reported under “Audit Fees” above.

Tax Fees:

2007 Tax Fees: BDO did not bill the Company for any tax related services for the fiscal year ended September 30, 2007.

2006 Tax Fees: The aggregate fees billed by KPMG for the fiscal year ended September 30, 2006, for tax return preparation and review services were $59,000. The nature of the services comprising the fees disclosed under this category was preparation of the statutory tax returns for the Company’s subsidiaries in the United Kingdom.

All Other Fees:

None. There were no other fees paid to the Company’s auditors in FY2006 or FY2007.

Policy Regarding Non-Audit Services by Outside Auditors; Procedures for Assuring Auditor Independence :

The Audit Committee has appointed its Chairman to overview and pre-approve all non-audit services provided by the Company’s outside auditors, with the main objective being the assurance of the Company’s outside auditors’ unimpaired independence. All outside non-audit services which were anticipated to be less than $5,000 were approved in advance by the Chairman of the Audit Committee and then ratified by the Audit Committee. Any outside non-audit services anticipated to exceed $5,000 were approved in advance by the full Audit Committee. Except for the tax related services disclosed above, KPMG did not conduct any non-audit service for the Company during the 2006 Fiscal Year. BDO Seidman did not conduct any non-audit service for the Company during the 2007 Fiscal Year and is not expected to provide any non-audit service during the 2008 Fiscal Year. No waivers of the approval process for audit, review or attest services were made in fiscal 2006 or fiscal 2007.

CORPORATE GOVERNANCE MATTERS

NYSE OPT-OUT PROVISIONS FOR CONTROLLED COMPANIES

The New York Stock Exchange allows controlled companies (i.e., companies whose voting control is held by a single person) to opt out of the following requirements:

(a)	Maintaining a board consisting of a majority of independent directors;

(b)	Maintaining a Nominating/Corporate Governance Committee composed solely of independent directors; and

(c)	Maintaining a Compensation Committee composed solely of independent directors.

Because of the ownership interest held by The Steiner Group, LLC, the Company qualifies as a controlled company. However, the Board of Directors of The Fairchild Corporation has elected not to opt out of these requirements.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines which, among other things, address requirements to be met by the Company’s Board members in order to be deemed independent. The full text of the Corporate Governance Guidelines can be found on the Company’s website (www.fairchild.com). You may also request a copy from the Company’s Corporate Secretary. The portion of the Corporate Governance Guidelines addressing director independence is attached as Appendix A to this Proxy Statement.

DIRECTOR INDEPENDENCE

Pursuant to the Corporate Governance Guidelines, the Board undertook its annual review of director independence in January 2008. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines, with the exception of Eric Steiner and Jeffrey Steiner, each of whom is considered an inside director because of his employment as an executive of the Company.

EXECUTIVE SESSIONS OF THE NON-MANAGEMENT DIRECTORS; PRESIDING DIRECTOR

The non-management directors of the Company (i.e., all directors other than Eric Steiner and Jeffrey Steiner) meet in executive session, without management directors present, at least once a year. In the 2007 Fiscal Year, the non-management directors met in executive session three times. Mr. Edwards acted as the Presiding Director at each of such executive sessions.

BUSINESS CONDUCT POLICIES AND CODE OF ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all employees, officers and directors of the corporation. The code is posted on the Company’s website (www.fairchild.com). You may also request a copy from the Company’s Corporate Secretary.

The Board has also adopted a Code of Ethics for Senior Financial Officers (including the Chief Executive Officer, the Chief Financial Officer, the Principal Accounting Officer or Controller, and all persons performing similar functions on behalf of the Company). The code is posted on the Company’s website (www.fairchild.com). You may also request a copy from the Company’s Corporate Secretary. The officers subject to this code were surveyed for Fiscal Years 2006 and 2007 and will be surveyed annually for compliance. Only the Board of Directors can amend or grant waivers from the provisions of the code, and any such amendments or waivers will be promptly posted on the Company’s website.

PROCEDURES FOR SUBMITTING SHAREHOLDER PROPOSALS

If you want to include a shareholder proposal in the proxy statement for next year’s annual meeting, it must be delivered to the Company before October 1, 2008.

If you want to submit a shareholder proposal for next year’s annual meeting but you do not require that such proposal be included in the Company’s proxy materials, you must notify the Company of such proposal before December 15, 2008. If such notice is not received by December 15, 2008, the proposal shall be considered untimely and shall not be presented at the Fiscal Year 2008 annual meeting.

All shareholder proposals must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934, and should be submitted to the Company’s headquarters, 1750 Tysons Boulevard, Suite 1400, McLean, VA 22102, Attention: Secretary.

PROCEDURES FOR SUBMITTING RECOMMENDATIONS FOR DIRECTOR NOMINATIONS

The Company’s Governance and Nominating Committee will select, or recommend to the Board, the director nominees for the next year’s annual meeting of shareholders. As part of its director selection process, the Committee considers recommendations from many sources, including management, other board members and the Chairman. The Committee will also consider nominees suggested by stockholders of the Company. Stockholders wishing to recommend a candidate for director may do so by sending the candidate’s name, biographical information and qualifications to the Chairman of the Governance and Nominating Committee c/o the Corporate Secretary, The Fairchild Corporation, 1750 Tysons Blvd., Suite 1400, McLean VA 22102.

In identifying candidates for membership on the Board of Directors, the Committee will take into account all factors it considers appropriate, which may include (a) ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise, including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC, and local or community ties; (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially; and (c) appreciation of contemporary norms of governance, and current regulatory environment. The Committee also may consider the extent to which the candidate would fill a present need on the Board of Directors.

CONTACTING OUR BOARD

Stockholders and other interested parties wishing to communicate with the Board of Directors, the Presiding Director for the Independent Directors, or any other members of the Board may do so by sending a written communication to the Board of Directors c/o the Corporate Secretary, The Fairchild Corporation, 1750 Tysons Blvd., Suite 1400, McLean, VA 22102.

The Corporate Secretary will forward all communications to the Board or designated members of the Board, unless the Secretary determines (in consultation with the Company’s legal department) that the shareholder communication relates to Company products and services, is a solicitation, or otherwise relates to improper or irrelevant matters.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

The Company’s policy is that it expects all members of the Board of Directors to attend the Company’s Annual Meeting of Stockholders. All of the Company’s directors attended the FY2005 Annual Meeting of Stockholders, except Mr. Daniel Lebard, who was ill at the time.

ACTIONS ADOPTED PURSUANT TO THE DERIVATIVE SETTLEMENT

Pursuant to the terms of the Derivative Settlement, the Company has adopted the following actions:

Oversight Committee—The Board adopted a Bylaw creating an Oversight Committee, initially consisting of Steven Gerard, Robert Edwards and Daniel Lebard and now consisting of Robert Edwards, Daniel Lebard, Didier Choix and Michael J. Vantusko. The Oversight Committee is required to review and give prior approval for all transactions, compensation or other payments (e.g., consulting, non-compete or other fees) involving the Company or any third party resulting in benefits to any executive officer or director of the Company, or their respective associates and affiliates on matters relating to the Company’s businesses, excluding regular compensation decisions within the authority of the Compensation Committee of the Board (e.g., annual salary, bonus, incentive and performance-based payments, retirement benefits, deferred compensation, SERP’s, severance and/or change-in-control agreements, and perquisites). The Oversight Committee (i) shall always consist of non-management directors; and (ii) any member of the Oversight Committee who is or believes himself to be conflicted with respect to any particular issue under consideration by the Oversight Committee shall recuse himself from consideration of the issue.

The Oversight Committee was authorized and directed by the Board to complete by February 6, 2006, a general review of the Company’s business expense practices, considering the Company’s size, profitability and business prospects, and to report shortly thereafter its findings and conclusions to the Board. The Oversight Committee reported its findings to the Board at the March 8, 2006 Board meeting.

The Board’s preliminary agendas for its meetings are reviewed and approved in advance by the Chairman of the Oversight Committee, who may add additional matters for Board information or action.

Changes to the Bylaw establishing and giving authority to the Oversight Committee can only be made pursuant to (i) a vote by a majority of the voting power of the outstanding Fairchild shares and a majority of the voting power of the outstanding shares held by Fairchild stockholders who are unaffiliated with Jeffrey Steiner, Eric Steiner, or their respective associates; or (ii) pursuant to a vote by three-fourths of the entire Board.

Executive Committee—The Company’s Bylaws were amended to provide that the Executive Committee shall consist of four members of the Board of Directors, at least three of whom shall not be officers of the Company. The Executive Committee may act only by the affirmative vote of at least three-fourths of its members. During Fiscal Year 2006, the Company did not have a functioning Executive Committee. On December 12, 2006, an Executive Committee consisting of Eric Steiner, Didier Choix, Glenn Myles and Michael Vantusko was formed by a vote of the Board of Directors.

Officer and Director Indemnification—The Company’s Bylaws were amended to provide that, excluding any determinations made by the Company’s stockholders or independent counsel in accordance with Delaware law, the Board, acting through independent members with no conflicts of interest, shall have the exclusive authority to approve on behalf of the Company all determinations regarding any demand for advancement or indemnification by any employee, officer or director of the Company.

Compensation Committee—The Compensation Committee engaged Hewitt Associates LLC to serve as an independent consultant to review the compensation of the Company’s senior executives and, where appropriate, recommend to the Compensation Committee changes to such senior executives’ compensation based on comparable arrangements for similarly situated senior executives in comparable companies in similar circumstances and facing comparable challenges.

Compensation Policies—After taking into account the compensation policies of comparable companies in similar circumstances, the Board of Directors shall adopt policies requiring that regular and bonus compensation be directly related to the Company’s performance and/or the objective value of such individual’s services provided to the Company. Once adopted, such policies may not be amended, altered or repealed except pursuant to a vote of two-thirds of the entire Board.

Company Policies—The Company adopted the following policies:

•	A Company policy with respect to conducting executive sessions of outside directors at every meeting and quarterly meetings between senior management and the Company’s outside directors.

•

A Company policy with respect to restrictions on business expense reimbursement practices (including certain restrictions on the use of Company credit cards). The Oversight Committee shall review on a quarterly basis all of the business expense reimbursements made to the Company’s executive officers and directors and shall have the authority to allocate between business and personal expense, requests for expense reimbursements in such manner as the Oversight Committee deems reasonably appropriate. The policy on business expense and reimbursement policies and practices may not be amended, altered or repealed except pursuant to a vote by three-fourths of the members of the Oversight Committee.

•	A Company policy with respect to the amount of Company funds that may be invested by Jeffrey Steiner without prior approval by the Executive Committee.

•

A Company policy limiting non-compete and consulting payments by Fairchild or third parties to only those Company employees with critical specialized knowledge of a subsidiary’s operations or customers and, specifically, not to senior executives who are primarily responsible for investments and strategy. Such policy may not be amended, altered or repealed except pursuant to a vote of two-thirds of the entire Board.

•	A Company policy that the Company will not lease any aircraft or helicopters from entities or persons affiliated with Mr. Jeffrey Steiner.

•	A Company policy that restricts the practice of Company employees using company funds or assets for personal purposes.

Copies of the above policies are posted on the Company’s website (www.fairchild.com). Copies may also be obtained upon request from the Company’s Corporate Secretary.

ANNUAL REPORT

The Company’s Annual Report to Shareholders for the fiscal years ended September 30, 2007 and September 30, 2006, were mailed to shareholders with or prior to mailing of this proxy statement. The Company will provide free of charge to any shareholder as of the record date who so requests in writing, a copy of the Company’s annual reports on Form 10-K for Fiscal Year 2007 and/or 2006 (including the financial statements and financial statement schedules, and any other Exhibits filed with the Form 10-K).

COPIES OF DOCUMENTS

The Company undertakes to provide, without charge, to each person to whom this Proxy Statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any of the following Company documents so requested: (i) Annual Reports for fiscal years ended September 30, 2006 and/or the fiscal year ended September 30, 2007; (ii) Audit Committee Charter; (iii) Compensation Committee Charter; (iv) Governance and Nominating Committee Charter; (v) Corporate Governance Guidelines; (vi) Code of Business Conduct and Ethics; (vii) Code of Ethics of Senior Financial Officers; (viii) Company policies adopted pursuant to the Derivative Settlement. Requests for copies of such documents should be directed to Donald E. Miller, Executive Vice President & Secretary, The Fairchild Corporation, 1750 Tysons Boulevard, Suite 1400, McLean, VA 22102; Telephone: 703-478-5800.

By Order of the Board of Directors

Donald E. Miller
Executive Vice President & Secretary

Appendix A

Independence of Directors

(Excerpt from the Company’s Corporate Governance Guidelines)

(Amended and Restated as of January 31, 2005)

1.	Director Qualification Standards:

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

The Corporation has determined that a majority of its directors shall be “independent.” In order to be deemed independent, a director shall meet the following criteria:

1.1	No Business Relationship Between Audit Committee Directors and the Corporation: Pursuant to Rule 303A(2)(a) of the NYSE Listed Company Manual, no director is “independent” unless the Board affirmatively determines that the director has no material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). If a director (or any organization in which such director is a partner, controlling shareholder or executive officer) has (or in the last three years, has had) a business relationship with the Corporation (including a commercial, industrial banking, consulting, legal, accounting, charitable, familial or other relationship), the Board of Directors must specifically determine that (in the Board of Directors’ business judgment) such business relationship does not interfere with the director’s exercise of his independent judgment. In making this determination, the Board shall consider, among other things, the materiality of the relation to the Corporation, to the director, and, if applicable, to the organization with which the director is affiliated. The basis for any such finding must be disclosed in the Corporation’s annual proxy statement.

1.2	No Employment Relationship: A director is not independent if: (i) the director is, or has been within the last three years an employee of the Company, or (ii) an immediate family member of the director is, or has been within the last three years, an executive officer of the Company. (*Subject to transition rule set forth below.) (Cross Reference Rule: 303A(2)(b) of the NYSE Listed Company Manual.)

1.3	No Payments in Excess of $100,000: A director is not independent if (i) the director received, or has an immediate family member who has received during any twelve-month period within the last three years, more than $100,000 a year in direct compensation from the Corporation (other than director and committee fees and pension or other forms of deferred compensation for prior services, provided that such compensation is not contingent in any way on continued service). (*Subject to transition rule set forth below.) (Cross Reference Rule: 303A(2)(b) of the NYSE Listed Company Manual.)

1.4	Auditor Services: A director is not independent if: (i) the director is a partner or employee of a firm that is the Company’s internal or external auditor; or (ii) the director has an immediate family member who is a partner of such a firm; or (iii) the director has an immediate family member who is an employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning practice); (or) (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time. (*Subject to transition rule set forth below.) (Cross Reference Rule: 303A(2)(b) of the NYSE Listed Company Manual.)

1.5	Interlocking Directorships: A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s executive officers serve on that company’s compensation committee. (*Subject to transition rule set forth below.) (Cross Reference Rule: 303A(2)(b) of the NYSE Listed Company Manual.)

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1.6	Payments for Property or Services: A director is not independent if the director is an executive officer or employee, or has an immediate family member who is an executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (*Subject to transition rule set forth below.) (Cross Reference Rule: 303A(2)(b) of the NYSE Listed Company Manual.)

1.7	Payments to Tax Exempt Organizations: Contributions to tax exempt organizations shall not be considered “payments” for purposes of the paragraph immediately above, provided, however, that the Corporation shall disclose in its annual proxy statement all contributions made by the Corporation to any tax exempt organization in which a director serves as an executive officer if, within the preceding three years, contributions by the Corporation to such tax exempt organization in any single fiscal year exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues. The Corporation’s Board of Directors shall consider the “materiality” of any such tax exempt contributions pursuant to Rule 303A(2)(a) of the NYSE Listed Company Manual. (Cross Reference Rule: 303A(2)(b) of the NYSE Listed Company Manual.)

1.8	Definition of Immediate Family Member: An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. (Cross Reference Rule: 303A(1)(b) of the NYSE Listed Company Manual.)

1.9	Transitional Rule: Each of the standards in NYSE Rule 303A(1)(b) contains a three year “look-back” provision. These new rules become effective no later than October 31, 2004. The NYSE permits phasing in the “look-back” provision by applying only a one year look back for the first year. Thereafter, a three year look back will apply. (Cross Reference Rule: 303A(1)(b) of the NYSE Listed Company Manual.)

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The Fairchild Corporation

This proxy is solicited on behalf of the Board of Directors of The Fairchild Corporation.

The undersigned hereby appoints Jeffrey J. Steiner, Michael L. McDonald and Donald E. Miller as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Class A Common Stock, par value $.10 per share, and Class B Common Stock, par value $.10 per share, of The Fairchild Corporation held of record by the undersigned on April 3, 2008, at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on Tuesday, May 13, 2008, at 10:00 a.m. (local time) and at any adjournments or postponements thereof. Except as noted below, if no direction is made, this proxy will be voted FOR all listed nominees and FOR approval of all proposals.

If the undersigned is a participant in the Savings Plan for Employees of The Fairchild Corporation (“Savings Plan”), then the undersigned hereby directs the trustee of the Savings Plan, HR Mercer Services, (the “Trustee”) to vote or cause to be voted at the Annual Meeting and at any adjournments thereof, as directed by the undersigned, all shares of Class A Common Stock which are held by the Trustee in the undersigned’s Savings Plan account and which the undersigned is entitled to vote at such meeting. If no direction is given by 10:00 a.m. (EDT) May 6, 2008, the Trustee will vote the Savings Plan shares represented by this proxy in the same percentage as shares held by participants for which the Trustee has received timely voting instructions. The Trustee will hold the undersigned’s voting directions in strict confidence.

“Please Mark Inside Boxes so that Data Processing Equipment Will Record Your Votes.”

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on the reverse side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES, AND FOR APPROVAL OF ALL PROPOSALS, EXCEPT THAT, WITH RESPECT TO SAVINGS PLAN SHARES, IF NO DIRECTION IS MADE, THE TRUSTEE WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THE SAME PROPORTION AS THE SHARES PROPERLY VOTED BY OTHER SAVINGS PLAN PARTICIPANTS.

1.	ELECTION OF DIRECTORS

/ / FOR                    / / WITHHELD FOR ALL

01 Didier Choix, 02 Robert E. Edwards, 03 Andrea Goren, 04 Daniel Lebard, 05 Glenn Myles, 06 Philip S. Sassower, 07 Eric I. Steiner, 08 Jeffrey J. Steiner, and 09 Michael J. Vantusko.

Withheld for the nominee(s) you list below: (Write that nominee’s name in the space provided below.)

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2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature(s)

Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title as such.

Date